JO HAMBRO CAPITAL MANAGEMENT GROUP

COMPLIANCE MANUAL

CHAPTER B.7 PERSONAL DEALING RULES – CODE OF ETHICS

1. Introduction

These Rules apply to all Employees of the JO Hambro Capital Management Group. (The meaning of Employee in this context is set out in section 4 below)

This is an area that has always attracted attention from the regulators and which we are always asked about by institutional investors. It is thus of importance to all Employees. Adherence to these Rules is a fundamental and absolute condition of service with the Group. Violations of these Rules may result in the imposition of sanctions on the Employee, including suspension or dismissal from the Group’s employment.

In overview the Rules have the following main features:

•	They are part of a general ethical framework for doing business – (Full details in section 3)

•	They apply to everyone and their dependents (section 4)

•	They cover essentially all types of investments and transactions (section 6)

•	Pre-approval is required for ALL transactions with very limited exceptions (section 9)

•	Orders for clients must always come first and pa trades must not conflict with client trade activity (section 10)

•	Copy contract notes must be given to Compliance (section 12)

•	Quarterly confirmation of all transactions (section 13)

•	Annual confirmation of all holdings (section 14)

The Group will provide a copy of these Rules to each Employee promptly after the date of the Rules are adopted or changed or after the time such individuals become Employees.

2. Why do we have personal dealing rules?

Dealing in securities is fundamental to the business of the Group and no personal dealing activities will be tolerated which might in any way endanger the business reputation of the Group. Furthermore, the personal dealings of Employees must not interfere with the performance of their duties.

The overriding principle in all our dealings for clients is that we place the interests of our clients first. To assist in ensuring that we live up to this principle in relation to staff dealing arrangements, the Group has adopted these personal dealing rules (in U.S. terminology a Code of Ethics). They are designed to ensure that employee dealing is undertaken in such a way that it avoids actual or potential conflicts of interest, that the Employee does not abuse their position of trust and responsibility and that the Employee does not take inappropriate advantage of their position.

The personal dealing rules can thus be said primarily to provide protection to the Group’s clients but also protection for the Group itself and for individual Employees.

All Employees should remember that the spirit of these rules is as important as the letter of the rules.

3. General Ethical Principles

Fiduciary Principles. As a fiduciary, the Group owes an undivided duty of loyalty to its clients, and the Group expects its Employees to adhere to this duty.

Compliance with Law. The Group invests in a number of different countries and its aim is always to comply strictly with applicable laws and regulations. The Group expects each Employee to do so as well to the extent that such laws are applicable to them. This particularly applies to the rules set by the relevant regulatory bodies.

Purpose of these Rules. These Rules are designed to ensure, among other things, that personal securities transactions are conducted in accordance with the following principles:

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CHAPTER B.7 PERSONAL DEALING RULES – CODE OF ETHICS

•	a duty at all times to place the interests of the Group’s clients first and foremost;

•	the requirement that all personal securities transactions be conducted in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an Employee’s position of trust and responsibility; and

•	the requirement that Employees should not take inappropriate advantage of their positions with the Group.

If there is any doubt about any situation it should be discussed with Compliance to agree the appropriate course of action.

Additional Prohibitions. In addition to the specific restrictions on certain personal securities transactions set out in these rules, all Employees are prohibited from:

•	employing any device or scheme to defraud any client or prospective client;

•	making to any client or prospective client any untrue statement of a material fact or omitting to state to such prospect or client a material fact necessary in order to make the statements made not misleading;

•	engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client;

•	engaging in any manipulative practice with respect to any client or prospective client; and

•	revealing to any third party (except in the normal course of his or her duties on behalf of a client) any non-public information regarding securities transactions by any client or the consideration by any client or the Group of any securities transactions.

4. Who do the rules apply to?

These rules apply equally to all Employees including their immediate family or connected persons where the Employee has influence over the family’s or connected persons investment decisions. Employees for these purposes include Directors, full time employees, part-time and temporary employees and any other persons working within the Group’s premises for an extended period of time.

Employees should take all reasonable steps within their power to ensure that any member of their immediate family or others closely connected to them do not contravene the requirements of these rules.

If any Employee is unsure of whether they are allowed to deal in a particular investment they should consult Compliance.

5. Prohibition on Insider Dealing and Market Abuse

Employees are required to adhere strictly to all applicable laws and regulations concerning insider dealing, market abuse and disclosure of material inside information such as those under UK and US legislation. Violations of these laws and regulations may result in disciplinary action by the Group as well as penalties under law.

In particular no dealing is permitted in any shares which have been placed on the stop list.

6. What investments do the Rules apply to?

Transactions covered include:

•	buying

•	selling

•	subscribing for new issues (see note at the end of this section)

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CHAPTER B.7 PERSONAL DEALING RULES – CODE OF ETHICS

•	taking up of rights issues or similar

•	Tender offers

The types of investments covered include:

•	shares (including Derivatives)

•	convertibles

•	government bonds (except those noted in Exempt Transactions, section 9, below)

•	corporate and other bonds

•	exchange traded funds

•	warrants

•	depositary receipts

•	commodities

•	options, futures and other derivatives including spread betting where the transaction is stock market related

•	FX transactions of an investment nature

•	Shares of closed ended investment funds such as investment trusts

•	Shares in open ended funds (eg OEICs) managed or advised by the Group

These types of investments are included whether the investments are listed or unlisted and whether they are held direct or at the discretion of the Employee within a tax efficient or other wrapper such as a saving plan, a self select pension plan or in the UK, an ISA.

New issues / Initial Public Offerings (IPOs) - Employees are not permitted to participate in any new public issues unless it can be proved, to the satisfaction of Compliance, that the issue is genuinely open to all the public and that the potential allocations to the employee would not affect any proposed client orders.

7. Prohibited Dealing

No dealing is permitted in

a.	an investment where the employee is in possession of inside information.

b.	investments acquired during the past two months. (any exceptions to this prohibition will require approval by Compliance which will only be given in exceptional circumstances)

c.	an investment where to do so would cause a conflict of interest between the employee and a customer of the firm. (See section 10 & 11 below)

d.	In unquoted investment in shares of a company whose business is in direct competition to the firm in the area of investment management.

8. Prior permission for Personal Investing Activities

The basic rule is that Employees are required to obtain permission before all personal dealing transactions. There are limited exceptions to this requirement set out in section 9 below

This is done by inputting details online on a Personal Account Dealing Application Form on the Compliance section of InfoPoint. Once completed, the form will be submitted for approval to Compliance. Once approved, dealing must take place within the following two days otherwise permission will lapse. A user manual for the PA Dealing System is available on the Compliance section within InfoPoint.

9. Exempt Transactions

Prior permission is not required for the following types of securities or transactions:

a.	Securities that are direct obligations of the governments of any G7 country or Switzerland (e.g. UK Gilts or U.S. Treasuries).

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b.	Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements and shares in money market funds.

c.	Discretionary portfolios. No permission need be sought where a portfolio is managed by another management company on a totally discretionary basis. However, Compliance must be provided with details of the discretionary fund managers.

d.	Transactions under an automatic investment plan such as a monthly savings plan or dividend reinvestment plan. BUT permission must be sought when the savings plan is first set up.

e.	Transactions and holdings in units or shares in open ended / mutual funds that are not managed or advised by a Group company

10. Managing Conflicts with Client Orders – Basic Rule

The basic rules which Compliance will follow when approving proposed personal trades and which Employees should be mindful of when seeking permission for a pa trade are:

a.	No pa trade may be undertaken (buy or sell) when there is a client order pending or where it is known or reasonably anticipated that an order will be placed for a client portfolio in the next 24 hours.

b.	No pa trade may be undertaken (buy or sell) until the second business day following the completion of a client order i.e. client deal completed Monday, employees can trade Wednesday

11. Managing Conflicts with Client Orders – Practical Exemptions and considerations

The intention of these rules is not to prevent personal trades by Employees but to ensure they are undertaken in a controlled and transparent way which does not conflict with our duties to our clients. Equally we are aware that in an open ended fund business with regular daily flows the effect of the basic rules set out above would have the effect of meaning that many stocks would be off limits for extended periods of time. Set out below are a few practical exemptions and considerations which should be followed by Employees in seeking compliance approval for proposed trades.

a.	Where the proposed trade is in a highly liquid security and in small size the potential conflict / benefit would be small and very limited if any and therefore prior approval must still be sought and Compliance may approve personal trades in securities which are the constituents of the FTSE 100, CAC40, DAX, S&P 500, TOPIX or Hang Seng up to the value of £20,000 per security per day even where there is an open client order or one is reasonably anticipated.

b.	Compliance will have discretion for deciding if a trade in a highly liquid security can proceed and the decision will be based on ensuring that clients’ interests are protected.

12. Contract Notes

Employees must ensure that a copy contract notes is provided to Compliance either direct from the broker or by uploading onto the PA Dealing system on Infopoint. Employees should inform Compliance if they subsequently cancel a deal for which permission has been granted by changing the status to Not Dealt within Infopoint.

13. Quarterly Transactions reports

Employees will be required to confirm in writing within 21 days of the end of each calendar quarter that they have complied with the personal dealing rules and to confirm all transactions made in the quarter. Compliance will circulate a listing to each Employee of all transactions already notified.

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14. Holdings Reports

Each Employee is required to provide the following reports to Compliance:

Initial Holding Reports. Within 10 days of becoming an Employee, each Employee must submit to Compliance:

a.	a signed Initial Certificate of compliance with these Rules; and

b.	a listing of all investment accounts held with brokers or other financial institutions which fall within the scope of these Rules together with a listing of all personal holdings in those accounts or elsewhere. This information must be as at a date not more than 45 days prior to the date of becoming an Employee and include the title and type of security, number of shares, and principal amount of each reportable security. (Note that this information must contain details for all connected persons who fall within the scope of these rules as set out in section 5 above)

Annual Holdings Reports. Each Employee must on or before 30 April in each year, submit to Compliance an annual holdings report, which is current as of a date not more than 45 days prior to the date on which the report is submitted containing:

a.	a listing of all investment accounts held with brokers or other financial institutions which fall within the scope of these Personal Dealing Rules This must include information relating to all transactions which would have required permission to deal under the rules.

b.	a listing of all personal holdings in those accounts or elsewhere. This information must include the title and type of security, number of shares, and principal amount of each reportable security. (Note that this information must contain details for all connected persons who fall within the scope of these rules as set out in section 5 above)

15. Review

Review Procedures. Compliance shall be charged with supervising compliance with these Rules. In this supervisory role, Compliance shall, among other things, review at least quarterly the reports submitted with respect to Employee securities transactions for that quarter in order to

•	ensure that adequate records are being kept under the FSA, MAS and SEC Rules and

•	determine if any Employee has failed to adhere to the pre-clearance procedures or trading restrictions under these Rules.

Interpretation. Compliance will interpret the provisions of these Personal Dealing Rules. Questions of interpretation should be directed to Compliance.

Reporting of Violations. All Employees, upon learning of any violation of these Rules, are expected to report the same promptly to Compliance in writing

Sanctions. If advised of a violation of these Personal Dealing Rules by any Employee, Compliance may impose such sanctions as are deemed appropriate. These may include a requirement to disgorge any profits made and may also include, subject to the normal disciplinary procedures, suspension or dismissal from the Group’s employment.

16. Outsourcing

Implementation of the MiFID rules extended the scope of personal account dealing rules to cover individuals who are involved in the provision of services to the firm under an outsourcing arrangement (a relevant person).

In order to ensure compliance with this aspect of the FSA rules JOHCM will seek confirmation, on an annual basis, from those firms who fall within the definition of outsourcing (See Chapter II.2 of this manual) that:

a.	They have adopted rules on personal account dealing

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b.	They maintain a record of personal transactions entered into by any relevant person and

c.	That they will provide JOHCM with that information promptly on request.

Records. The Group must maintain and preserve the following records which shall be available for examination by representatives of the FSA. In accordance with the relevant regulatory requirements these records will be kept in an easily accessible place for a period of not less than five years following the end of the year in which the “event” occurs, the first two years in the Group’s principal place of business.

a.	a copy of these Rules and any other rules or code which has been current at any time within the past five years;

b.	a record of any violation of these Rules and of any action taken as a result of such violation;

c.	a copy of each report made by Employees or others required by these Rules

d.	a list of all persons who are required, or within the past five years have been required, to comply with the Rules; and

e.	a record of any approval, and where necessary the reasons supporting the decision, to approve a transaction by an Employee in securities as provided under these Rules

Confidentiality. All reports of securities transactions and any other information filed pursuant to these Rules shall be treated as confidential, except to the extent required by law

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